EXHIBIT 5.1
[LETTERHEAD OF RILEY, CALDWELL, CORK & ALVIS, P.A.]
October 6, 2008
Board of Directors
BancorpSouth, Inc.
One Mississippi Plaza
Tupelo, Mississippi 38804
     Re:       Registration Statement on Form S-8
Ladies and Gentlemen:
     We are acting as counsel to BancorpSouth, Inc., a Mississippi corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of up to 580,000 shares of Company common stock (the “Shares”), $2.50 par value per share, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”). The Shares are issuable pursuant to the terms of the Company’s 1995 Non-Qualified Stock Option Plan for Non-Employee Directors, as amended (the “Plan”). As such counsel and in connection with the foregoing, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth, and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.
     Based upon and subject to the foregoing and such other matters as we have deemed relevant, we are of the opinion that the Shares, to the extent actually issued pursuant to the Plan in the manner and on the terms described in the Plan, will be validly issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Pat Caldwell

Riley, Caldwell, Cork & Alvis, P.A.